As filed with the Securities and Exchange Commission on April 7, 1998
                                                  Registration No. 33- _________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20559

                                  ________________
                                      Form S-8
                               REGISTRATION STATEMENT
                                       Under
                             THE SECURITIES ACT OF 1933

                                  _______________

                         AMERICAN TECHNOLOGIES GROUP, INC.
               (Exact Name of Registrant as Specified in Its Charter)
               Nevada                                95-4307525
     (State or Other Jurisdiction of               (I.R.S. Employer
     Incorporation or Organization)               Identification No.)

                             1017 South Mountain Avenue
                             Monrovia, California 91016
                      (Address of Principal Executive Offices)

                               CONSULTANT AGREEMENTS
                              (Full Title of the Plan)

                                 Lawrence J. Brady
                              Chief Executive Officer
                         American Technologies Group, Inc.
                             1017 South Mountain Avenue
                             Monrovia, California 91016
                                   (626) 357-5000
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                     Copies to:
                                 JOHN M. DAB, ESQ.
                                  General Counsel
                         American Technologies Group, Inc.
                             1017 South Mountain Avenue
                             Monrovia, California 91016
                                   (626) 357-5000
                             Telecopy:  (626) 357-4464

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                           CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

                                                         Proposed     Proposed
                                                          Maximum     Maximum
                                                         Offering    Aggregate     Amount of
  Title of Securities to be Registered    Amount to be   Price per    Offering    Registration
                                           Registered    Share(1)     Price(1)        Fee
----------------------------------------------------------------------------------------------
     Common Stock, $.001 par value       104,000 shares    $1.56      $162,240        $48
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        PART I

                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     The documents containing information specified in this Part I are being separately provided to the Registrant's consultants as specified by Rule 428(b)(1).

                                      PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.   Incorporation of Documents by Reference.

               The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.

     (a) The Registrant's Annual Report on Form 10-KSB for the year ended July 31, 1997 filed with the Securities and Exchange Commission (the "Commission") on November 13, 1997 (the "ATG 10-K").

     (b) Amendment Number 1 to the ATG 10-K on Form 10-KSB/A filed with the Commission on November 28, 1997.

     (c) Amendment Number 2 to the ATG 10-K on Form 10-KSB/A filed with the Commission on December 30, 1997.

     (d) The Registrant's Current Report on Form 8-K filed with the Commission on October 31, 1997.

     (e) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended January 31, 1998 filed with the Commission on March 17, 1998.

     (f) The section of the Registrant's Registration Statement on Form 10, filed with the Commission on January 24, 1994, entitled "Description of Securities", as amended by Amendment Nos. 1, 2, 3 and 4 filed with the Commission on February 22, 1994, June 17, 1994, July 5, 1994 and July 15, 1994, respectively.

     (f) All other reports subsequently filed by Registrant after the date of this Registration Statement pursuant to Sections 13(a) or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

     Item 4.   Description of Securities.

               Not applicable.

     Item 5.   Interests of Named Experts and Counsel.

               Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by John M. Dab, General Counsel of the Company.

               As of March 31, 1998, Mr. Dab beneficially owned 14,500 shares of Common Stock and had outstanding options to purchase 185,000 shares of Common Stock at exercise prices ranging from $1.50 to $3.00 per share.

     Item 6.   Indemnification of Directors and Officers.

       1. Section 78.751 of the Nevada Revised Statutes permits the indemnification of officers, directors, employees and agents of the Registrant and requires indemnification in certain instances. Such provision reads as follows:

     78.751. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; ADVANCEMENT OF EXPENSES.

       1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

       2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

       4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

               (a)  By the stockholders;

               (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

               (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

               (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

       5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

       6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

               (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               (c) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

       2. Article VI INDEMNIFICATION of the Registrant's Amended and Restated Bylaws provides in material part as follows:

          "Section 1. DEFINITIONS. For the purposes of this Article, "agent" means any person who is or was a director, officer, employee, or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation or other enterprise which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

          "Section 2. INDEMNIFICATION OF CORPORATE AGENTS. The corporation shall indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Nevada law and permitted by, or not inconsistent with, the Articles of Incorporation. The rights conferred on any person above shall be not be exclusive of any other right such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise..

          "Section 3 ADVANCEMENT OF EXPENSES. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          "Section 4. INDEMNIFICATION CONTRACTS. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the corporation, or any person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to, or if the Board of Directors so determines, greater than, those provided in Section 2 of this Article VI.

          "Section 5. INSURANCE. The corporation shall have [the] power to purchase and maintain insurance or make other financial arrangements on behalf of any agent of the corporation for any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this Article. The other financial arrangements made by the corporation may include, but shall not be limited to, any of the arrangements set forth in the Nevada General Corporation Law, as the same may be amended from time to time."

     Item 7.   Exemption From Registration Claimed.

               Not applicable.

     Item 8.   Exhibits.

      Exhibit
     Numbers
     -------
      5.1      Opinion of John M. Dab.

     10.1 Consulting Agreement by and between Registrant and M & M Group, Inc. dated September 9, 1997.

     10.2      Consulting Agreement by and between Registrant and Francis T.
                    Phalen dated August 29, 1997.

     10.3      Consulting Agreement between Registrant and C.C.R.I. Corporation, dated December 2, 1996.*

     10.4      Consultant Warrant Agreement between the Registrant and
                    C.C.R.I. Corporation, dated December 2, 1996.*

     24.1      Consent of John M. Dab (included in Exhibit 5.1)

     24.2      Consent of Arthur Andersen LLP.
_______________
* Previously filed as an exhibit to the Registration Statement on Form S-8 filed with the Commission on July 11, 1997.

     Item 9.   Undertakings.

               The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on this 6th day of April, 1998.

                                   AMERICAN TECHNOLOGIES GROUP, INC.

                                   By:/s/ Lawrence J. Brady
                                      ---------------------
                                      Lawrence J. Brady
                                      Chairman of the Board and
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                     Title                    Date
     ---------                     -----                    ----

/s/ LAWRENCE J. BRADY    Chairman of the Board,             April 6, 1998
-----------------------  Chief Executive Officer
LAWRENCE J. BRADY


/s/ HAROLD RAPP          Chief Operating Officer            April 6, 1998
-----------------------  Treasurer (Principal) Financial
HAROLD RAPP              and Accounting Officer)


/s/ SHUI YIN LO          Director of Research and           April 6, 1998
-----------------------  Development and a Director
SHUI YIN LO


/s/ ALFRED H. KINGON     Director                           April 6, 1998
-----------------------
ALFRED H. KINGON


/s/ WILLIAM ODOM         Director                           April 6, 1998
-----------------------
WILLIAM ODOM


/s/ TERRY WACHSNER       Director                           April 6, 1998
-----------------------
TERRY WACHSNER

                                   EXHIBIT INDEX

                                                                           Page
  Exhibit                                                                  ----
  Number
  ------
   5.1    Opinion of John M. Dab.

  10.1    Consulting Agreement by and between Registrant and M & M Group, Inc.
               dated September 9, 1997.

  10.2    Consulting Agreement by and between Registrant and Francis T. Phalen dated August 29, 1997.

  10.3    Consulting Agreement between Registrant and C.C.R.I. Corporation, dated December 2, 1996.*

  10.4    Consultant Warrant Agreement between the Registrant and
               C.C.R.I. Corporation, dated December 2, 1996.*

  24.1    Consent of John M. Dab (included in Exhibit 5.1)

  24.2    Consent of Arthur Andersen LLP.

_______________
* Previously filed as an exhibit to the Registration Statement on Form S-8 filed with the Commission on July 11, 1997.